Exhibit 99.1

Company Contact:	Maggie Feeney
Executive Vice President and Chief Financial Officer
Cache, Inc.
(212) 575-3206

Investor Relations:	Allison Malkin/Rachel Schacter
ICR, Inc.
(203) 682-8225/(646) 277-1243

CACHE ANNOUNCES NEW EX-RIGHTS DATE FOR

ITS RIGHTS OFFERING; THE TRANSFERABLE RIGHTS HAVE

BEEN LISTED FOR TRADING ON NASDAQ SINCE APRIL 5, 2013

New York, New York — April 8, 2013 — Cache, Inc. (“Cache”) (NASDAQ: CACH), a specialty chain of women’s apparel stores, announced that the NASDAQ Global Select Market (“NASDAQ”) has established a new “ex-rights” date for its previously announced $8.0 million rights offering.  NASDAQ has informed Cache that the new ex-rights date will be the first trading day following the date of the first standalone trade of any of the offering’s subscription rights, which are themselves transferable and have been listed for trading on NASDAQ under the symbol “CACHR” since Friday, April 5, 2013.  As Cache announced on that date, NASDAQ had previously established Monday, April 8, 2013, as the offering’s ex-rights date.  Cache will issue a press release announcing the ex-rights date finally determined as set forth above.  Cache began the process of distributing the offering’s subscription rights to its shareholders of record as of the offering’s record date on Friday, April 5, 2013, and any owner of rights interested in transferring them should follow the procedures set forth in the offering’s prospectus and, if applicable, contact the owner’s broker, dealer, custodian bank or other nominee for more information.

The offering’s ex-rights date is the date that governs whether shares of Cache’s common stock may be traded without trading the corresponding subscription rights, as well.  If a trade of Cache’s common stock is executed prior to the ex-rights date, the corresponding rights are automatically traded, as well; if the trade is executed on or after the ex-rights date, the corresponding rights are not automatically traded.  The ex-rights date does not govern whether owners of rights can trade them on a standalone basis without also trading the underlying shares of common stock, as discussed in the paragraph above. Such standalone trades of rights may be executed before, on or after the ex-rights date.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of any securities referred to in this press release in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The rights offering is being made only by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

A copy of this prospectus, or further information with respect to the rights offering, may be obtained by calling the Information Agent, Laurel Hill Advisory Group, LLC, toll free at 888-742-1305.

About Cache, Inc.

Cache is a nationwide, mall-based specialty retailer of sophisticated sportswear and social occasion dresses targeting style-conscious women who have a youthful attitude and are self-confident. Cache currently operates 249 stores, primarily situated in central locations in high traffic, upscale malls in 41 states, the Virgin Islands and Puerto Rico.